Exhibit 99.1

       BROOKE FRANCHISE CORPORATION ANNOUNCES DECEMBER FRANCHISE ADDITIONS

OVERLAND PARK, Kan., Jan. 17 /PRNewswire-FirstCall/ -- Shawn Lowry, president of Brooke Franchise Corporation, a subsidiary of Brooke Corporation (Nasdaq: BXXX), announced selected December 2005 results.

Lowry announced that Brooke Franchise Corporation assisted franchisees and others in the acquisition of businesses in the states of Arizona, California, Colorado, Florida, Kansas, Michigan, Missouri, Nebraska, Ohio and Texas. Lowry stated, "Primarily as a result of the startup of new franchises and converting business acquisitions into franchises, Brooke Franchise Corporation added 16 new franchise locations in December and received approximately $2.1 million in initial franchise fees, consulting fees, seller fees and gains on sale of businesses."

To help observers put the December expansion into perspective, Lowry noted that an average of 17 new franchise locations was added each month in the prior 12 months, resulting in a monthly average of approximately $3.1 million in initial franchise, consulting and seller fees, and gains on sale of businesses.

About our company. . . Brooke Franchise Corporation distributes insurance, financial and funeral services through a network of more than 550 franchise locations. The Brooke organization was founded on the belief that local business owners distribute insurance and related services more efficiently than others if supported by a franchise system.

E-mail distribution. . . To receive electronic press release alerts, visit the "Investor Relations" section of the Brooke Corporation Web site at http://www.brookecorp.com and subscribe to our "E-mail Alerts" online.

This press release contains forward-looking statements. All forward- looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke's business is provided in Brooke Corporation's most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov.

SOURCE  Brooke Corporation
    -0-                             01/17/2006
    /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, or larsa@brookecorp.com/
    /Web site:  http://www.brookecorp.com/
    (BXXX)